Exhibit No. 99.1
Regis Corporation Appoints Susan Lintonsmith to Its Board of Directors

MINNEAPOLIS - Regis Corporation (NasdaqGM:RGS), a leader in the haircare industry, today announces the appointment of Susan Lintonsmith to its Board of Directors, effective January 15, 2025. Ms. Lintonsmith spent most of her career in the food and beverage industry with key companies including Pizza Hut, Coca-Cola, Horizon Organic, Red Robin, and Quiznos. She served as the Chief Marketing Officer at Quiznos before moving into the Chief Executive Officer role in 2016. Ms. Lintonsmith then moved into the health and wellness industry in 2019 where she was the CEO for Elements Massage, a leading company in the massage therapy industry. She currently works with a European Wax Center franchisee.

Michael Merriman, Chairman, stated, "I am excited Susan is joining the Regis Board of Directors. She offers valuable perspective from a strategic business perspective. She has significant franchise and public company experience. Her marketing and operations skills will make Susan an excellent addition to the company and our board."

Ms. Lintonsmith added, "I am excited to join the Regis Board and look forward to working with the impressive management team and Board of Directors. Now is an exciting time to join the team, and I look forward to contributing to the strategic initiatives to help the company produce long-term growth and profitability."

Ms. Lintonsmith currently serves on two restaurant boards, including The ONE Group Hospitality, Inc. and Checkers Drive-In Restaurants, Inc. She has a Masters of Business Administration in marketing and finance from Indiana University and is a graduate of the University of Notre Dame. She lives in Lone Tree, Colorado and has two adult children.

About Regis Corporation

Regis Corporation (NasdaqGM:RGS) is a leader in the haircare industry. As of September 30, 2024, the Company franchised or owned 4,359 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

CONTACT:
REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

HAYDEN IR:
James Carbonara Hayden IR (646)-755-7412 james@haydenir.com
Brett Maas Hayden IR (646) 536-7331 brett@haydenir.com